                                                                    EXHIBIT 2.26


                                                   URKUNDENROLLE NR. 1986/1998P
                                             -----------------------------------

                                     DONE

AT HAMBURG                           ON THIS 7TH SEPTEMBER 1998


                    BEFORE ME THE UNDERSIGNED NOTARY PUBLIC

                        PROF. DR. HANS-JOACHIM PRIESTER
                       WITH REGISTERED OFFICE AT HAMBURG


THE FOLLOWING PARTIES APPEARED TODAY:

1. Mr Jens Bley, resident at 22587 Hamburg, Falkenthaler Weg 3 a, demonstrating identity to the notary public by means of his personal identity card;

2. Mr Manfred Ottenbreit, resident at 22846 Norderstedt, Frans-HalsRing 51, demonstrating identity to the notary public by means of his personal identity card;

3. Mr Stephan Balzer, resident at 10557 Berlin, Thomasiusstrabe 10, demonstrating identity to the notary public by means of his personal identity card;

4. Mr Matthias Oelmann, resident at 20359 Hamburg, Reeperbahn 130, demonstrating identity to the notary public by means of his personal identity card;

                    Purchase Agreement "LAVA GmbH"           page 2

5. Detlef Ruskamp, Esquire, with business address c/o Knopf, Tulloch & Partner, 60486 Frankfurt am Main, Hamburger Allee 1, demonstrating identity to the notary public by means of his personal identity card;

        hereinafter not acting on his own behalf but representing IXL Holdings, Inc., with business address at Two Park Place, 1888 Emery St., 2nd Floor, Atlanta, GA 30318, USA, authorized by written Power of Attorney, issued on June 26, 1998, bearing the seal of Alison Cerul, notary public, being certified by Apostille. The Power of Attorney was produced to the notary in its original form and a notarized copy hereof is attached as SCHEDULE 1 hereto.

At the request of the persons appearing this notarial deed is executed in the English language, which the persons appearing are sufficiently capable of.

The persons appearing requested notarization of the following

                                   AGREEMENT

               for the sale and purchase of the entire shares in

                  LAVA GESELLSCHAFT FUR DIGITALE MEDIEN GmbH

                    Purchase Agreement "LAVA GmbH"           page 3


                               Table of Contents

1   INTRODUCTION......................................................    5

2   INTERPRETATION....................................................    6

3   LIABILITY.........................................................    7

4   SALE AND ASSIGNMENT, EFFECTIVE DATE...............................    7

5   REPAYMENT OF SELLERS' LOAN........................................    8

6   BASE CONSIDERATION I..............................................    8

7   BASE CONSIDERATION II.............................................   10

8   ADDITIONAL CONSIDERATION..........................................   10

9   PUT AND CALL......................................................   12

10  GENERAL...........................................................   12

11  REPRESENTATIONS AND WARRANTIES OF SELLERS WITH RESPECT
     TO THE SHARES, LAVA AND THE LAVA BUSINESS........................   13

12  REPRESENTATIONS AND WARRANTIES OF PURCHASER WITH RESPECT
     TO THE ACQUISITION CONSIDERATION.................................   27

13  REPRESENTATIONS AND WARRANTIES OF SELLERS
     WITH RESPECT TO THE ACQUISITION CONSIDERATION....................   33

14  INDEMNIFICATION BY THE SELLERS, PAYMENT...........................   35

15  INDEMNIFICATION BY THE PURCHASER, PAYMENT.........................   37

16  NOTIFICATION OF CLAIMS; ELECTION TO DEFEND........................   39

17  RIGHT OF FIRST REFUSAL............................................   40

18  NOTIFICATION OF TRANSFER OF SHARES................................   41

                    Purchase Agreement "LAVA GmbH"           page 4

19  SUPPLEMENTARY CONTRACTS, ANCILLARY DOCUMENTATION..................   42

20  PERSONAL GUARANTEES OF LAVA OVERDRAFT FACILITIES..................   43

21  CONSENT...........................................................   43

22  NOTICES...........................................................   43

23  GOVERNING LAW, LANGUAGE, PLACE OF JURISDICTION....................   44

24  ANNOUNCEMENTS.....................................................   45

25  FEES AND EXPENSES.................................................   45

26  HEADINGS..........................................................   45

27  ENTIRE AGREEMENT..................................................   45

28  SEVERABILITY......................................................   46

ORDERS TO SUPPLIERES..................................................   68

CONTRACTS WITH CUSTOMERS..............................................   68

SHAREHOLDER AGREEMENTS................................................   69

BANK CONTRACTS........................................................   69

EMPLOYEE CONTRACTS....................................................   69

                    Purchase Agreement "LAVA GmbH"               page 5



                                   ARTICLE I
                                   ---------

                                   RECITALS


1    INTRODUCTION

1.1 LAVA Gesellschaft fur Digitale Medien GmbH, which has its corporate domicile in 20457 Hamburg, Dienerreihe 2, and is registered in the Commercial Register of the municipal court of Hamburg under Ref.-No. HRB 61171 ("LAVA"), is engaged in the business of developing internet sites and furnishing internet services, including website design and maintenance, further media production in particular in the area of online publishing, and consulting, conception, design, editorial and project management, development of userspecific software, the marketing of the foregoing as well as trading with Computer Hard- and Software for system solutions in the area of Client-Server-Technologies (the "LAVA BUSINESS").

1.2 Mr. Jens Bley, Mr. Manfred Ottenbreit, Mr. Stephan Balzer and Mr. Matthias Oelmann (collectively, the "SELLERS") collectively own 100% of the issued share capital of LAVA, which is in the total amount of 50.000 DM (the "LAVA SHARE CAPITAL"). Each Seller holds property in the following number of shares of the LAVA Share Capital:

     Mr Jens Bley
     ------------

          (a)  one share in the nominal amount of 10.000 DM, and

          (b)  a second share in the nominal amount of 2.500 DM,

     Mr Manfred Ottenbreit
     ---------------------

          (a)  one share in the nominal amount of 10.000 DM, and

          (b)  a second share in the nominal amount of 2.500 DM,

     Mr Stephan Balzer
     -----------------

                    Purchase Agreement "LAVA GmbH"                 page 6

          (a)  one share in the nominal amount of 10.000 DM, and

          (b)  a second share in the nominal amount of 2.500 DM, and

      Mr Matthias Oelmann
      -------------------

          (a)  one share in the nominal amount of 10.000 DM, and

          (b)  a second share in the nominal amount of 2.500 DM.

1.3 The aforementioned shares represent 100 % of the totally paid up share capital of LAVA.

1.4 IXL Holdings, Inc., (the "PURCHASER' or "IXL") wishes to acquire all the shares referred to in Section 1.2 hereof (the "SHARES") from the Sellers by means of this purchase agreement (the "PURCHASE AGREEMENT") pursuant to the terms and conditions hereof.

2    INTERPRETATION

2.1 In this Purchase Agreement (including the Introduction and the Schedules), the following expressions shall have the following meanings:

     Cash means any amount in U.S. Dollars, unless expressly stated to the contrary hereinafter

     Business Days                      means German business days

     Exchange Rate                      is 1,79 DM to 1 U.S. Dollar

     BGB                                means the German Civil Code

     HGB                                means the German Commercial Code

     Domestic                           means the Federal Republic of Germany

     Acquisition Consideration          means the Base Consideration (I and II)
                                        and the Additional Consideration

                    Purchase Agreement "LAVA GmbH"               page 7
3    LIABILITY

3.1 The Sellers shall assume collective liability for their respective obligations incurred under the terms of this Purchase Agreement according to Section 427 BGB; this shall apply to any delay in performance, liability for fault, impossibility of performance or statute of limitations, if any of those circumstances occurs in only one or some, but not all of the Sellers. Declarations by the Purchaser pursuant to this Purchase Agreement and performance of the Purchaser under this Purchase Agreement vis-a-vis one of the Sellers shall at the same time be effective vis-a-vis all the Sellers; any one Seller may only call for the performance being provided to all of them according to Section 432 BGB.

NOW, THEREFORE, in consideration of the mutual covenants, benefits, conditions and agreements set forth herein, it is hereby agreed as follows:


                                  ARTICLE II
                                  ----------

                               SALE AND PURCHASE

4    SALE AND ASSIGNMENT, EFFECTIVE DATE

4.1 The Sellers hereby sell their respective Shares to the Purchaser who agrees to hereby Purchase the respective Shares. The Sellers hereby assign their respective Shares to the Purchaser with effect from September 7, 1998, (the "EFFECTIVE DATE"). The Purchaser hereby assumes the respective Shares with effect from the Effective Date.

4.2 Each Seller hereby undertakes with the Purchaser at the request of the Purchaser and at the expense of the Purchaser to do or procure to be done all such further acts and things and execute or procure to be exe-

                    Purchase Agreement "LAVA GmbH"                    page 8


     cuted all such further deeds and documents as may be necessary or desirable fully and effectively to vest in the Purchaser the legal and beneficial ownership of the Shares and the benefits of this Purchase Agreement and any document specified herein and, pending such vesting, a Seller shall hold such Shares and benefits in trust for the Purchaser and shall receive all monies in connection therewith as trustee of the Purchaser and shall account to the Purchaser forthwith on receipt.


5    REPAYMENT OF SELLERS' LOAN

5.1 The parties agree that the Sellers' loan which they have granted to LAVA and which as of the Determination Date is in the amount of 225,797 DM shall be repaid to the Sellers within 15 business days following the notice to LAVA of the transfer of the Shares in accordance with Section 18.1 hereof provided such loan is at the date of repayment not in excess of 225,797 DM, and if so, the exceeding amount shall not be repayable.

                                  ARTICLE III
                                  -----------

                           ACQUISITION CONSIDERATION

6    BASE CONSIDERATION I

6.1 In consideration for the sale and assignment of the Shares to the Purchaser the Purchaser shall procure the issue to the Sellers in proportion of their respective shareholdings in LAVA of that number of whole shares of Purchaser Class B Common Stock, $.01 par value (the "IXL STOCK") valued as at the Effective Date at $10 per share, as determined in accordance with the following equation (the "BASE CONSIDERATION I"):

                    Purchase Agreement "LAVA GmbH"                    page 9

     SIXL=               (T x 1.5) -- {(D+[(AP+AE) -- (AR x 90%)]}
                         -----------------------------------------
                                            $10


where:

SIXL= the total number of shares of IXL Stock for which the Shares shall be exchanged pursuant to this Purchase Agreement, notwithstanding the entitlement of the Sellers to cash pursuant to Sections 6.2 and 9 hereof, and assuming no LAVA Stock Rights (as defined in Section 11.4 hereof)

D = the outstanding indebtedness of LAVA (the "LAVA DEBT") pursuant to Section 266 par. 3 C. HGB, including debt for borrowed money and accrued interest thereon, capital leases and any debt to shareholders, but not including - for the purpose of the above equation - AP and AE

AP = the Accounts Payable of LAVA (including accounts payable trade) pursuant to Section 266 par. 3 C. HGB but except for the LAVA Debt

AE = the accrued expenses of LAVA (including accrued expenses tax) pursuant to Section 266 par. 3 B. HGB

AR = the Accounts Receivable (as defined in Section 11.29) of LAVA less than 60 days old; provided, however, that for the purpose of the above equation, [(AP + AE) --(AR x 90%)] may not be a negative number

T = the trailing turnover of LAVA for the twelve month period prior to the Determination Date in accordance with Section 277 par. 1 HGB with each of the variables T, D, AP, AE and AR to be determined as at July 31, 1998 (the "DETERMINATION DATE"), in U.S. Dollars at the Exchange

                    Purchase Agreement "LAVA GmbH"                    page 10

     Rate, and in accordance with U.S. generally accepted accounting principles ("GAAP"). The determination of the Base Consideration I pursuant to the above equation is set forth in SCHEDULE 2 hereto.

6.2 The Sellers are entitled to receive in proportion of their respective shareholdings in LAVA and the Purchaser is due to pay, twenty five per cent (25 %) of the Base Consideration 1 in cash as set forth in SCHEDULE 2 in lieu of IXL Stock.

6.3 At the Effective Date the Purchaser shall pay to the Sellers the Base Consideration I by means of delivery of the respective share certificates to the Sellers and by writing a cheque payable to the Sellers in the cash amount.

7    BASE CONSIDERATION II

7.1 In consideration for the sale and assignment of the Shares to the Purchaser the Purchaser shall procure the issue to the Sellers of an additional number of 40,000 whole shares of IXL Stock valued as at the Effective Date at $ 10 per share, allotted to each Seller as follows:

     -    Mr Jens Bley: 9,000 shares,

     -    Mr Manfred Ottenbreit: 9,000 shares,

     -    Mr Stephan Balzer: 9,000 shares,

     -    Mr Matthias Oelmann: 13,000 shares.

7.2 At the Effective Date the Purchaser shall pay to the Sellers the Base Consideration II by means of delivery of the respective share certificates to the Sellers.

8    ADDITIONAL CONSIDERATION

8.1 As additional consideration (the "ADDITIONAL CONSIDERATION"), IXL will place in escrow, at the Effective Date and until fifteen (15) months after

                      Purchase Agreement "LAVA GmbH"             page 11



     the Effective Date, 137,304 additional shares of IXL Stock (the
     "ESCROWED STOCK"), as determined by multiplying, by fifty per cent (50%), LAVA's good faith projected twelve (12) month turnover after 1 August 1998 as set forth in the business plan of LAVA attached hereto as SCHEDULE 3 (the "PROJECTED TURNOVER"), and dividing the outcome by $ 10 per share. The Escrowed Stock will be escrowed pursuant to the terms of the Escrow Agreement attached hereto as SCHEDULE 4 between the Sellers, SunTrust Bank, Atlanta (the "ESCROW AGENT"), and the Purchaser (the "ESCROW AGREEMENT"). The Sellers may be entitled to all or a portion of the Escrowed Stock, fifteen (15) month after 1 August 1998, depending on the performance of LAVA for the twelve (12) month period after 1 August 1998 (the "ACTUAL TURNOVER'), as reflected on LAVA's books as certified by the auditors of LAVA at that time, relative to the Projected Turnover. For all purposes of this Section, LAVA's Projected Turnover and Actual Turnover shall be converted into U.S. Dollars at the Exchange Rate and adjusted by Price Waterhouse GmbH Wirtschaftsprufungsgesellschaft, Hamburg, in accordance with GAAP, which adjustment has binding force to both Purchaser and Sellers. If the Actual Turnover is 100 % or more of the Projected Turnover, then the Sellers will be entitled to 100 % of the Escrow Stock; if the Actual Turnover is between 75 % and 100 % of the Projected Turnover, then the Sellers will be entitled to a pro rata portion of the Escrowed Stock, e.g. if the Actual Turnover is 87,5 % of the Projected Turnover, then the Sellers will be entitled to 87,5 % of the Escrowed Stock; if the Actual Turnover falls below 75 % of the Projected Turnover, then the Sellers shall not be entitled to any of the Escrowed Stock.

8.2 The Purchaser and the Sellers shall notify the Escrow Agent accordingly and, pursuant to the Escrow Agreement, (I) the portion of the Escrowed Stock to which the Sellers are entitled, as determined with binding force to the Sellers by the Purchaser in the foregoing manner, will be delivered to them, pro rate in accordance with their respective LAVA shareholdings referred to in Section 1.2 above; and (ii) any remaining Escrowed Stock shall be returned to the Purchaser.

                    Purchase Agreement "LAVA GmbH"               page 12
9    PUT AND CALL

9.1 It within 18 months after the Effective Date, the Purchaser does not file with the U.S. Securities and Exchange Commission, under the Securities Act of 1933, as amended (the "SECURITIES ACT"), a registration statement with respect to IXL Common Stock, or such registration statement does not become effective, then the Sellers collectively will be entitled to put to IXL for cash (independent of their entitlement to receive 25 % of the Base Consideration 1 in cash pursuant to Section 6.2 hereof), at $ 10 per share, up to 25 % of the Acquisition Consideration (including any Escrowed Stock to which they are entitled) pursuant to Article III hereof. If the Sellers exercise this right to put IXL Stock to Purchaser, then the Purchaser shall be entitled to call from Sellers, which notice must be given within 60 days from having received notice of Seller's put, at $ 10 per share, up to the balance of their IXL Stock so received as Base Consideration I and II and Escrowed Stock.

                                  ARTICLE IV
                                  ----------

                        REPRESENTATIONS AND WARRANTIES

10   GENERAL

10.1 Each representation and warranty in this Purchase Agreement is a separate and independent representation and warranty in relation to each of the statements in the representation and warranty and no such statement shall be limited by reference to any other such statement or by the other terms of this Purchase Agreement.

10.2 Unless expressly stated to the contrary, each representation and warranty in this Purchase Agreement shall be deemed given as of the Effective

                    Purchase Agreement "LAVA GmbH"               page 13


     Date. The same shall apply to the contents of and listings in the Schedules attached hereto.

11 REPRESENTATIONS AND WARRANTIES OF SELLERS W1TH RESPECT TO THE SHARES, LAVA AND THE LAVA BUSINESS

11.1 The Sellers, jointly and severally, represent and warrant to Purchaser each of the representations and warranties contained in this Section 11, each of which shall constitute an independent liability to the Sellers (selbstandiges Garantieversprechen).

11.2 LAVA is a limited liability corporation duly organized and validly existing under the German GmbH Act. LAVA has the requisite corporate power and authority to carry on the LAVA Business as it is currently conducted and is duly qualified or licensed to do the LAVA Business, in each jurisdiction where the character of its properties owned or held under lease or the nature of its activities makes such qualification necessary. Complete and correct copies of the Certificate of Incorporation (Handelsregisterauszug) and the Articles of Incorporation of LAVA as in effect on the date hereof are attached as SCHEDULE 5 hereto.

     The documentation which has been delivered to Purchaser,

     (a) accurately reflects all actions taken by the managers and shareholders of LAVA at meetings of LAVA's management board or shareholders, as the case may be; and

     (b) contains true and complete copies, or originals, of the respective minutes of all such meetings or consents to the actions of the directors or shareholders.

11.3 The Sellers have the necessary power and authority to execute and deliver this Purchase Agreement and to perform the transactions contemplated hereby. The execution and delivery hereof and the performance of the transactions contemplated hereby by the Sellers have been duly

                    Purchase Agreement "LAVA GmbH"  page 14

      authorized and approved by LAVA's shareholders, and no other corporate or shareholder proceedings on the part of LAVA, its management board or the shareholders of LAVA is necessary to authorize or approve this Purchase Agreement or to perform the transactions contemplated hereunder. This Purchase Agreement constitutes a valid and binding obligation on each Seller, enforceable against each Seller in accordance with the terms contained herein.

11.4 The LAVA Share Capital consists of eight (8) shares, all of which are validly issued and legally and beneficially held by the Sellers. All the LAVA Share Capital was issued in accordance with applicable laws, in particular the German GmbH Act. Except as set forth on SCHEDULE 6 hereto, there are no options, warrants, calls, convertible notes, agreements, commitments or other rights (the "STOCK RIGHTS") outstanding or coming into effect after the Effective Date that would obligate any of the Sellers to issue, deliver or sell shares of the LAVA Share Capital, or to grant, extend or enter into any such Stock Right. In addition to the foregoing, as of the date hereof, LAVA has no bonds, debentures, notes or other indebtedness issued or outstanding that have voting rights in respect of LAVA.

11.5 Each Seller represents and warrants that, except as set forth on SCHEDULE 7, all of the Shares are (i) validly issued and fully paid up and (ii) free and clear of any lien, charge, security interest, pledge, option, right of first refusal, voting proxy or other voting agreement, or encumbrance of any kind or nature (any of the foregoing, a "Lien"), as at the Effective Date or coming into effect after the Effective Date, and no redemption of share capital pursuant to Section 30 of the German GmbH Act of any kind whatsoever has occured from the time of incorporation of LAVA to the Effective Date.

11.6 Except as set forth on SCHEDULE 8, LAVA has no subsidiaries and does not otherwise own or control, directly or indirectly, any equity interest, or any security convertible into an equity interest, in any corporation, part-

                    Purchase Agreement "LAVA GmbH"  page 15

      nership, limited liability company, joint venture, association or other business entity (any of the foregoing, an "ENTITY").

11.7 Except as provided in SCHEDULE 9 hereto, none of the Sellers or their own family members respectively (including a spouse, or lineal descendent of any of the foregoing), has any direct or indirect interest or shareholding in any Person (as hereinafter defined) or material customer, supplier or competitor of LAVA, or in any Person from whom or to whom LAVA leases any real or personal property, or in any other Person with whom LAVA is doing business whether directly or indirectly (including as a debtor or creditor), whether in existence as of the Effective Date or proposed, other than the ownership of stock of a company which is listed on a recognised stock exchange.

11.8 Except as set forth on SCHEDULE 10 hereto, neither (i) the execution and delivery of this Purchase Agreement by the Sellers, (ii) the consummation by the Sellers of the transaction contemplated hereby nor (iii) compliance by the Sellers with any of the provisions hereof will

      (a) conflict with or violate the Articles of Incorporation of LAVA;

      (b) result in a violation or breach of, or constitute a default (or an event that, with notice or lapse of time or both, would become a default) under, or give to any other party any right of termination, amendment, acceleration or cancellation of, any contract, agreement, arrangement, lease, license, permit, judgment, decree, franchise or other instrument or obligation, to which LAVA is a party or by which LAVA or any of its properties or assets may be bound or affected;

      nor, so far as the Sellers are aware after having made all due and careful enquiry to ascertain, will

      (c) result in a violation of any statute, ordinance, rule, regulation, order, judgment or decree applicable to LAVA or any of the Sellers, or by which LAVA or any of its properties or assets may be bound or affected; nor

                    Purchase Agreement "LAVA GmbH"  page 16

      (d) save of the provisions in Section 21 hereof, require any consent, waiver, license, approval, authorization, order, permit, registration or filing with, or notification to (any of the foregoing being a "CONSENT"), (i) any domestic government or subdivision thereof or any domestic administrative, governmental, or regulatory authority, agency, commission, court, tribunal or body, (any of the foregoing, a "GOVERNMENTAL ENTITY"); or (ii) any other individual or Entity (collectively, a "PERSON").

11.9 Sellers have heretofore furnished the Purchaser with a true and complete copy of

      (a) the unaudited financial statements of LAVA for the years ended 31 December 1996 and 1997 including a statement of accuracy by LAVA's accountant;

      and

      (b) the unaudited financial statements of LAVA for the six month period ended 30 June 1998

      (all of the foregoing collectively herein referred to as the "LAVA FINANCIAL STATEMENTS").

      Except as disclosed therein, the LAVA Financial Statements have been prepared in accordance with German accounting principles (Grundsatze ordnungsgemaBer Buchfuhrung und Bilanzierung) consistently followed throughout the periods indicated, and represent fairly, in all material respects, the financial position and operating results of LAVA as at the specified above dates, and for the financial periods indicated.

11.10 Except as provided in SCHEDULE 11 hereto and except as contemplated hereby, since 31 December 1997

      (a) LAVA has not entered into any transaction that was not in the ordinary course of business (gewohnlicher Geschaftsgang);

      (b) except for sales of services and licenses of software in the ordinary course of business, there has been no sale, assignment, transfer,

                    Purchase Agreement "LAVA GmbH"  page 17

          mortgage, pledge, encumbrance or lease of any material asset or property of LAVA;

     (c) there has been (i) no declaration or payment of a dividend, or any other declaration, payment or distribution of any type or nature to any Seller in respect of his share, whether in cash in DM or in property, and (ii) no purchase or redemption of any share of the share capital of LAVA;

     (d) there has been no declaration, payment, or commitment for the payment by LAVA of a bonus or other additional salary, compensation, or benefit to any employee of LAVA that was not in the ordinary course of business, except for normal year-end bonuses paid in the ordinary course of business and disclosed in writing to the Purchaser;

     (e) there has been no release, compromise, waiver or cancellation of any debt to or claim by LAVA, or waiver of any right of LAVA in excess of
          1.000 DM in the aggregate;

     (f) there have been no capital expenditures in excess of 5.000 DM for any single item, or 25.000 DM in the aggregate;

     (g) so far as the Sellers are aware after having made all due and careful enquiry to ascertain, there has been no change in accounting methods or practices or revaluation of any asset of LAVA (other than LAVA's Accounts Receivable as defined in Section 11.29 hereof written down in the ordinary course of business) in excess of 5.000 DM for any single asset, or 25.000 in the aggregate;

     (h) there has been no material damage, or destruction to, or loss of, physical property (whether or not covered by insurance) adversely affecting the LAVA Business or the operations of LAVA;

     (i) there has been no loan by LAVA, or guarantee by LAVA of any loan, to any employee, manager or officer of LAVA;

     (j) LAVA has not ceased to transact business with any customer that was subject to a continuing obligation that, as of the date of such

                    Purchase Agreement "LAVA GmbH"  page 18

          cessation, represented more than 5% of the annual gross revenues of LAVA;

      (k) there has been no termination of employment or resignation of any key employee or key freelancer, manager or officer of LAVA, and, so far as the Sellers are aware after having made all due and dareful enquiry to ascertain, no such termination or resignation is likely or threatened;

      (l) there has been no amendment or termination of any material oral or written contract, agreement or license related to the LAVA Business, to which LAVA is a party or by which it is bound, except in the ordinary course of business, or except as expressly contemplated hereby;

      (m) LAVA has not failed to satisfy any of its debts, obligations or liabilities related to the LAVA Business or the assets of LAVA as the same become due and owing (except for LAVA Accounts Payable (as defined in Section 11.30 hereof) payable in accordance with past practices and in the ordinary course of business);

      (n) there has been no agreement or commitment by LAVA to do any of the foregoing; and

      (o) so far as the Sellers are aware after having made all due and careful enquiry to ascertain, there has been no other event or condition of any character pertaining to and materially and adversely affecting the assets, business or financial position of LAVA.

11.11 Except as set forth on SCHEDULE 12 hereto, LAVA has no debt, liability or obligation of any kind, whether accrued, absolute or otherwise, including, but not limited to, any liability or obligation on account of taxes, to the social security system or any governmental charge or penalty, interest or fine, except

      (a) the liabilities incurred in the ordinary course of business after 31 December 1997, that would not, whether individually or in the aggre-

                    Purchase Agreement "LAVA GmbH"  page 19

           gate, have a material adverse impact on the business or financial position of LAVA; and

       (b) the liabilities reflected in the LAVA Financial Statements.

11.12 LAVA was granted two subsidies of 98,000 DM each at 26 August 1997 and 11 December 1997 respectively by the economic authority of Freie und Hansestadt Hamburg, for the project of Hypermedia Production Environment ("HPE"). The terms and conditions relating to the subsidies were and continue to be met by LAVA, the subsidies continue to be available to LAVA and the economic authority of Freie und Hansestadt Hamburg is at present not entitled to a recollection or refusal of any or both of the subsidies pursuant to the terms and conditions thereof. The Sellers have furnished the Purchaser with due and proper information relating to both of the subsidies.

11.13 Except as set forth on SCHEDULE 13 hereto, LAVA has good and marketable title to all tangible property and assets used in the LAVA Business, and good and valid title to its leasehold interests in such property and assets, in each case, free and clear of any and all Liens.

11.14 The Sellers have furnished to the Purchaser in contemplation of the entering into of this Purchase Agreement a true, correct and up to date list of all items of tangible personal property (including computer hardware) necessary for or used in the operation of the LAVA Business in the manner in which it has been and is now operated by LAVA (the "LAVA EQUIPMENT"), except for personal property having a net book value of less than 1.000 DM. Except as set forth on SCHEDULE 14 hereto, each material item of LAVA Equipment is in good condition and repair, ordinary wear and tear excepted.

11.15 The Sellers have furnished to the Purchaser in contemplation of the entering into of this Purchase Agreement a true, complete and up to date list of all material proprietary technology, patents, patent rights, trademarks, trademark rights, trade names, trade name rights, service marks, service

                        Purchase Agreement "LAVA GmbH"       page 20

           mark rights, and copyrights (and all pending applications for any of the foregoing) used by LAVA in the conduct of the LAVA Business together with trade secrets and know how used in the conduct of the LAVA Business (the "LAVA INTELLECTUAL PROPERTY RIGHTS"). So far as the Sellers are aware after having made all reasonable enquiry to ascertain and except as set forth in SCHEDULE 15 hereto, LAVA owns, or is validly licensed or otherwise has the right to use or exploit, as currently used or exploited, all of the LAVA Intellectual Property Rights, free of any obligation to make any payment (whether of a royalty, license fee, compensation or otherwise). Except as set forth in SCHEDULE 15 hereto, no claims are pending or, so far as the Sellers are aware after having made all reasonable enquiry to ascertain, are threatened that LAVA is infringing or otherwise adversely affecting the rights of any Person with regard to any LAVA Intellectual Property Right. So far as the Sellers are aware after having made all reasonable enquiry to ascertain, no Person is infringing the rights of LAVA with respect to any LAVA Intellectual Property Right. Neither the Sellers, nor LAVA or so far as the Sellers are aware after having made all due and careful enquiry to ascertain, any employee, agent or independent contractor of LAVA, in connection with the performance of such Person's services with LAVA, has used, appropriated or disclosed, directly or indirectly, any trade secret or other proprietary or confidential information of any other Person, or otherwise violated any confidential relationship with any other Person.

11.16 The Sellers have furnished to the Purchaser in contemplation of the entering into of this Purchase Agreement a true, complete and up to date list of all material computer software used by LAVA in the conduct of the LAVA Business (the "LAVA SOFTWARE"). LAVA currently licenses, or otherwise has the legal right to use, all of the LAVA Software (including any upgrade, alteration or enhancement with respect thereto), and all of the LAVA Software is being used in compliance with any applicable license or other agreement.

                  Purchase Agreement "LAVA GmbH"    page 21

11.17 The LAVA HPE-Software is able, without upgrade or alteration and without loss of performance or functionality or loss of or adverse effect on any data to correctly receive, process and provide information regarding or containing dates prior to, during and after the year 2000.

11.18  Except as set forth on SCHEDULE 16 hereto:

       (a) LAVA has a good and valid leasehold interest in all real property (including all buildings, improvements and fixtures thereon) used in the operation of the LAVA Business (the "LAVA REAL PROPERTY").
           LAVA owns no real property. Except for the items set forth on
           SCHEDULE 17, there are no Liens on LAVA's interest in any of the LAVA Real Property.

       (b) There are no parties in possession of any portion of the LAVA Real Property other than LAVA, whether as sublessees, subtenants at will or trespassers.

       (c) So far as the Sellers are aware after having made all due and careful enquiry to ascertain, there is no law, ordinance, order, regulation or requirement now in existence or under active consideration by any Governmental Entity, that would require, under the provisions of any of the LAVA Leases (as hereinafter defined), any material expenditure by LAVA to modify or improve any of the LAVA Real Property to bring it into compliance therewith.

11.19 SCHEDULE 18 hereto sets forth a list of all leases pursuant to which LAVA leases, as lessor or lessee, real or personal property used in operating the LAVA Business or otherwise (the "LAVA LEASES"). Copies of the LAVA Leases, all of which have previously been provided to Purchaser, are true, complete and up to date copies thereof. All of the LAVA Leases are valid, binding and enforceable against LAVA and, so far as the Sellers are aware after having made all due and careful enquiry to ascertain, against the other parties thereto, in accordance with their respective terms, and there is not under any such LAVA Lease any existing default by LAVA, or, so far as the Sellers are aware after having made all due and careful en-

                    Purchase Agreement "LAVA GmbH"  page 22


       quiry to ascertain, by any other party thereto, or any condition or event that, with notice or lapse of time or both, would constitute a default. LAVA has not received notice that the lessor of any of the LAVA Leases intends to cancel, suspend or terminate such LAVA Lease or to exercise or not exercise any option thereunder.

11.20 SCHEDULE 19 hereto sets forth a true and complete list of all contracts, agreements and commitments (whether written or oral) to which LAVA is, directly or indirectly, a party (in its own name or as a successor in title), or by which it or any of its properties or assets is otherwise bound, including, without limitation, any service agreements, customer agreements, supplier agreements, agreements to lend or borrow money, shareholder agreements, employment agreements, agreements relating to LAVA Intellectual Property Rights (collectively, the "LAVA CONTRACTS"); excepting only those LAVA Contracts which involve less than 10.000 DM and are cancellable, without penalty, on no more than 90 days' notice. The aggregate value of all payment obligations and rights to receive payments, under agreements, contracts and commitments (whether oral or in writing) to which LAVA is a party or by which it or any of its properties or assets is otherwise bound, which are not listed on SCHEDULE 19, is less than 50.000 DM (calculating such value by adding together the value of rights and obligations, and not by determining the net amount thereof).

       True and complete copies of all LAVA Contracts (or a true and complete narrative description of any oral LAVA Contract) have previously been provided to the Purchaser. Neither LAVA nor, so far as the Sellers currently are aware, any other party to any of the LAVA Contracts are in default under (nor does there exist any condition that, with notice or lapse of time or both, would cause such a default under) any of the LAVA Contracts. Neither LAVA nor, so far as the Sellers currently are aware after having made all reasonable enquiry to ascertain, any other party to any of the LAVA Contracts have waived any right they may have under any of the LAVA Contracts, the waiver of which would have a material adverse effect on the business, assets or financial condition or prospects of LAVA.

                    Purchase Agreement "LAVA GmbH"  page 23

       All of the LAVA Contracts constitute valid and binding obligations of LAVA, enforceable in accordance with their respective terms, and, so far as the Sellers currently are aware after having made all reasonable enquiry to ascertain, of the other parties thereto.

11.21 SCHEDULE 20 hereto sets forth a list of the name of each manager and officer of LAVA and the position(s) held by each.

11.22 The Sellers have previously provided the Purchaser with a true and complete copy of the payroll report of LAVA dated 31 May 1998, showing all employees of LAVA and their levels of compensation as at such date, other than bonuses and other extraordinary payments, all of such bonuses and extraordinary payments are set forth in SCHEDULE 21 hereto. LAVA has paid all compensation required to be paid to employees of LAVA on or prior to the Effective Date other than compensation accrued in the current pay period as specified in SCHEDULE 22 hereto.

11.23 Except as set forth on SCHEDULE 23 hereto, there is no suit, action, claim, investigation or proceeding, pending or, so far as the Sellers are aware after having made all due and careful enquiry to ascertain, threatened against or affecting LAVA or the LAVA Business, nor is there any judgment, decree, injunction or order of any applicable domestic Governmental Entity or arbitrator outstanding against LAVA.

11.24 Except as disclosed in SCHEDULE 24 hereto, there are no employee benefit plans, agreements or arrangements maintained by LAVA, including (i) pension schemes (Pensionszusagen); (ii) current or deferred compensation, pension, profit sharing, vacation or severance plans or programs; or
       (iii) medical, hospital, accident, disability or death benefit plans (collectively, "LAVA BENEFIT PLANS"). All LAVA Benefit Plans are administered in accordance with, and are in material compliance with, all applicable laws and regulations. No default exists with respect to the obligations of LAVA under any LAVA Benefit Plan.

                    Purchase Agreement "LAVA GmbH"  page 24


11.25 Except as disclosed in Schedule 25 hereto, there are no labor disputes, grievances, controversies, strikes or requests for union representation pending, or, so far as the Sellers are currently aware, threatened, relating to or affecting the LAVA Business. So far as the Sellers are aware after having made all due and careful enquiry to ascertain, no event has occurred that could give rise to any such dispute, controversy, strike or request for representation.

11.26 LAVA has duly and timely filed all federal, state and local income, wage, franchise, excise, real and personal property and other tax and social security returns and reports, including extensions, required to have been filed by LAVA on or prior to the Effective Date. LAVA has duly and timely paid all taxes and other governmental or social security charges, and all interest and penalties with respect thereto, required to be paid by LAVA on or prior to the Effective Date (whether by way of withholding or otherwise) to any federal, state, local or other taxing or social security authority (except to the extent the same are being contested in good faith, and adequate reserves therefor have been provided in the LAVA Financial Statements). LAVA was duly and timely eligible to any and all VAT-input tax (Vorsteuer nach (S) 15 Umsatzsteuergesetz) whether resulting in a VAT-refund or in a reduction of LAVA's VAT liability filed in preliminary or annual VAT-returns of LAVA on or prior to the Effective Date. As of the Effective Date, all deficiencies proposed as a result of any audit have been paid or settled.

11.27 LAVA holds all material permits, licenses, variances, exemptions, orders and approvals of all domestic Governmental Entities necessary to own, lease or operate all of the assets and properties of LAVA, as appropriate, and to carry on the LAVA Business as now conducted (the "LAVA PERMITS"). So far as the Sellers are aware after having made all due and careful enquiry to ascertain, LAVA in all material respects complies with all applicable laws, ordinances and regulations and the terms of the LAVA Permits. SCHEDULE 26 hereto sets forth a true, complete and up to date list of all LAVA Permits, true and complete copies of which have previously

                    Purchase Agreement "LAVA GmbH"  page 25

       been provided by the Sellers to the Purchaser, and unless otherwise indicated, none of the LAVA Permits are affected by the entering into of this Purchase Agreement and the performance of the transactions contemplated hereunder.

11.28 Except as set forth on SCHEDULE 27 hereto, no broker or finder is entitled to any broker's or finder's fee or other commission payable by LAVA in connection with the transactions contemplated hereunder.

11.29 All accounts, notes, contracts and other receivables of LAVA (collectively, "LAVA ACCOUNTS RECEIVABLE") (alle Vermogensgegenstande des Umlaufvermogens gemaB (S) 266 Abs. 2 B. II, III 3. und IV. HGB von
       LAVA) were acquired by LAVA in the ordinary course of business arising from bona fide transactions. So far as the Sellers are currently aware, there are no set-offs, counterclaims or disputes asserted with respect to any LAVA Accounts Receivable that would result in claims in excess of the reserve for bad debts set forth on the LAVA Financial Statements and, subject to such reserve, and so far as the Sellers are aware after having made internal enquiry to ascertain, all LAVA Accounts Receivable are collectible in full. The Sellers have previously provided the Purchaser with a true and complete aged debtor report prepared as at 30 June 1998 which shows the time elapsed since each invoice date for all LAVA Accounts Receivable as at that date.

11.30 All material accounts, notes, contracts and other amounts payable of LAVA (collectively, "LAVA ACCOUNTS PAYABLE") (alle Verbindlichkeiten gemaB (S) 266 Abs. 3 C. HGB von LAVA) are currently within their respective terms, and are neither in default nor otherwise overdue by more than 90 days. The Sellers have previously provided the Purchaser with a true and complete aged debtor report prepared as of 30 June 1998 which shows the time elapsed since the invoice date for all LAVA Accounts Payable as at that date.

11.31 The insurance policies of LAVA, in full force and effect, (the "LAVA INSURANCE POLICIES") are listed on SCHEDULE 28 hereto, and true, complete and

                    Purchase Agreement "LAVA GmbH"  page 26

       up to date copies of all LAVA Insurance Policies have previously been provided by the Sellers to the Purchaser. LAVA

       (a) is not in default regarding the provisions of any LAVA Insurance Policy;

       (b) has paid all premiums due thereunder; and

       (c) has not failed to present any notice or material claim thereunder in a due and timely fashion.

11.32 LAVA has not filed a petition or request for reorganization or protection or relief under the bankruptcy laws of the Federal Republic of Germany, made any general assignment for the benefit of creditors, or consented to the appointment of a receiver or trustee, whether such receiver or trustee is appointed in a voluntary or involuntary proceeding.

11.33 As of the Effective Date, the LAVA Debt is not in excess of 1.737.095,00 DM as set out in more detail in Schedule 28a.

11.34 For the period commencing on 1 August 1998 and ending on the Effective Date LAVA has not directly or indirectly incurred any debt or made any guarantee outside its ordinary course of business exceeding the amount of
       5.000 DM in the aggregate.

11.35 The Schedule 3 sets out a good faith Projected Turnover of LAVA for the period of twelve (12) months after 1 August 1998 in the amount of 4,915,500 DM.

11.36 No statement of fact by any Seller contained herein and no written statement of fact furnished by LAVA or any Seller to Purchaser in connection herewith contains any untrue statement of a material fact or omits to state a material fact necessary in order to make the statements herein or therein contained not materially misleading.

                    Purchase Agreement "LAVA GmbH"  page 27

12 REPRESENTATIONS AND WARRANTIES OF PURCHASER WITH RESPECT TO THE ACQUISITION CONSIDERATION

12.1 The Purchaser represents and warrants, to each of the Sellers individually, the following representations and warranties contained in this Section 12.

12.2 The Purchaser is a corporation duly organized, validly existing and in good standing under the laws of the state of its incorporation. The Purchaser has the requisite corporate power and authority to carry on its business as it is currently conducted and is duly qualified or licensed to do business, and is in good standing, in each jurisdiction where the character of its properties owned or held under lease or the nature of its activities makes such qualification necessary. Complete and correct copies of the Certificate of Incorporation and Bylaws of Purchaser as in effect on the date hereof are attached to the Purchaser's Closing Certificate which is attached as SCHEDULE 34 hereto.

12.3 The Purchaser has the necessary corporate power and authority to execute and deliver this Purchase Agreement and to perform the transactions contemplated hereby. The execution and delivery hereof and the performance of the transactions contemplated hereby by Purchaser have been duly and validly authorized and approved by its board of directors, and no other corporate or shareholder proceedings on the part of the Purchaser, or its board of directors or shareholders, are necessary to authorize or approve this Purchase Agreement or to perform the transactions contemplated hereby. This Purchase Agreement constitutes a valid and binding obligation on the Purchaser, enforceable against the Purchaser in accordance with its terms, subject, in each case, to bankruptcy, insolvency, reorganization, moratorium and similar laws of general application relating to or affecting creditors' rights and to general principles of equity, including principles of commercial reasonableness, good faith and fair dealing.

                   Purchase Agreement "LAVA" GmbH"           page 28

12.4 Except as set forth on SCHEDULE 29 hereto, the execution and delivery of this Purchase Agreement by the Purchaser, the performance by the Purchaser of the transactions contemplated hereby, or compliance by the Purchaser with any of the provisions hereto will not:

      (a) conflict with or violate the Certificate of Incorporation or Bylaws of the Purchaser;

      (b) result in a violation of any statute, ordinance, rule, regulation, order, judgment or decree applicable to the Purchaser, or by which the Purchaser or its properties or assets may be bound or affected;

      (c) result in a violation or breach of, or constitute a default (or an event that, with notice or lapse of time or both, would become a default) under, or give to others any rights of termination, amendment, acceleration or cancellation of, any note, bond, mortgage, indenture, or any material contract, agreement, arrangement, lease, license, permit, judgment, decree, franchise or other instrument or obligation to which the Purchaser is a party or by which the Purchaser or its properties may be bound or affected;

      (d) result in the creation of any Lien on any of the property or assets of the Purchaser; or

      e) require any Consent of (i) any Governmental Entity (except for (x) compliance with any applicable requirements of any applicable securities laws, and (y) the notification described in Section 18.1 hereof;

      -  or (ii) any other Person.

12.5 Except as set forth on SCHEDULE 30 hereto, there is no suit, action, claim, investigation or proceeding pending or, to the knowledge of Purchaser, threatened against or affecting Purchaser, nor is there any judgment, decree, injunction or order of any applicable Governmental Entity or arbitrator outstanding against Purchaser that, either individually or in the aggregate, would have a material adverse effect on the assets, business or financial condition of Purchaser.

                    Purchase Agreement "LAVA GmbH"           page 29

12.6 As of the date hereof, the authorized capital stock of Purchaser consists of (1) (A) 75,000,000 shares of Class A Common Stock, $.01 par value, of which no shares are validly issued and outstanding, and (B) 100,000,000 shares of Class B Common Stock, $.01 par value, of which 12,537,764 shares are validly issued and outstanding (without taking into account any shares of IXL Stock to be issued pursuant hereto or to the potential acquisition of Tekna, Inc.), fully paid and nonassessable; (ii) 750,000 shares of blank check preferred stock, (A) 250,000 of which have been designated as Class A Convertible Preferred Stock, of which 176,291 shares are validly issued and outstanding, fully paid and nonassessable, (B) 200,000 of which have been designated as Class B Convertible Preferred Stock, of which 98,767 shares are validly issued and outstanding, fully paid and nonassessable, (C) 15,000 of which have been designated as Class C Convertible Preferred Stock, of which 9,232 shares are validly issued and outstanding, fully paid and nonassessable, and (D) 50,000 of which have been designated as Class D Nonvoting Preferred Stock, of which 35,700 shares are validly issued and outstanding, fully paid and nonassessable. Attached to Purchaser's Closing Certificate, attached hereto as SCHEDULE 34, is a description of the Class D Nonvoting Preferred Stock (the "CLASS D CERTIFICATE OF DESIGNATION"). As of the date hereof, each share of Class D Nonvoting Preferred Stock is entitled, upon the earlier of February 14, 2002 or an Initial Public Offering (as defined in the Class D Certificate of Designation), to receive dividends accruing daily at the rate of 12 % per annum. Each such share is further entitled to receive, upon liquidation (with certain preferences), or upon redemption, $ 1,000 plus any accrued but unpaid dividends. Upon redemption, each such share is also entitled to receive a number of shares of Common Stock, within a range based on a formula set forth in the Class D Certificate of Designation. As of the date hereof, each share of Class A, B or C Preferred Stock is convertible into 100 shares of Class A Common Stock; and each share of Class A Common Stock is convertible into one share of Class B Common Stock at the option of the holder.

12.7 When delivered to the Sellers in accordance with the terms hereof the IXL Stock will be (i) duly authorized, fully paid and nonassessable, and (ii) free

                    Purchase Agreement "LAVA GmbH"           page 30

      and clear of all Liens other than restrictions imposed by the Stockholders' Agreement (as defined in Section 13.1) and by federal and state securities laws.

12.8 Purchaser has heretofore furnished Sellers with a true and complete copy of

      (a) the audited financial statements of Purchaser for the years ended December 31, 1995, 1996 and 1997; and

      (b) the unaudited financial statements for Purchaser for the six month period ended June 30, 1998 (all of the foregoing, collectively, "PURCHASER FINANCIAL STATEMENTS").

      The Purchaser Financial Statements present fairly in all material respects the financial position, results of operations, shareholders' equity and cash flow of Purchaser at the respective dates or for the respective periods to which they apply. Except as disclosed therein, such statements and related notes have been prepared in accordance with GAAP consistently applied throughout the periods involved (except, in the case of the unaudited financial statements, for the exclusion of footnotes and normal year end adjustments).

12.9 Except as set forth on SCHEDULE 31 hereto, Purchaser has no debt, liability or obligation of any kind, whether accrued, absolute or otherwise, including any liability or obligation on account of taxes or any governmental charges or penalty, interest or fines, except

      (a) liabilities incurred in the ordinary course of business after December 31, 1997 that would not, whether individually or in the aggregate, have a material adverse impact on the business or financial condition of Purchaser;

      (b) liabilities reflected on the Purchaser Financial Statements; and

      (c) liabilities incurred as a result of the transaction contemplated hereby.

                   Purchase Agreement "LAVA GmbH"           page 31

12.10 Purchaser holds all material permits, licenses, variances, exemptions, orders and approvals of all Governmental Entities necessary to own, lease or operate all of the assets and properties of Purchaser, as appropriate, and to carry on Purchaser's business as now conducted (the "PURCHASER PERMITS"). To the knowledge of Purchaser, Purchaser is in material compliance with all applicable laws, ordinances and regulations and the terms of the Purchaser Permits.

12.11 The board of directors of Purchaser has, by unanimous written consent or other action, adopted and approved this Purchase Agreement and the transaction contemplated hereby.

12.12 Purchaser has not filed a petition or request for reorganization or protection or relief under the bankruptcy laws of the United States or any state or territory thereof, made any general assignment for the benefit of creditors, or consented to the appointment of a receiver or trustee, including a custodian under the United States bankruptcy laws, whether such receiver or trustee is appointed in a voluntary or involuntary proceeding.

12.13 Except as provided in SCHEDULE 32 hereto, since 31 December 1997 to date, there has not been

       (a) any transaction, commitment, dispute or other event or condition (financial or otherwise) of any character (whether or not in the ordinary course of business) individually or in the aggregate that has had, or would reasonably be expected to have, a material adverse effect on the business, properties, assets, condition (financial or otherwise), liabilities or results of operations of Purchaser;

       (b) any damage, destruction or loss, whether or not covered by insurance, which has had, or would reasonably be expected to have, a material adverse effect on the business, properties, assets, condition (financial or otherwise), liabilities or results of operations of Purchaser;

                    Purchase Agreement "LAVA GmbH"           page 32


       (c) any entry into any commitment or transaction material to Purchaser (including any borrowing or sale of assets) except in the ordinary course of business consistent with past practice;

       (d) any declaration, setting aside or payment of any dividend or distribution (whether in cash, stock or property) with respect to Purchaser's capital stock;

       (e) any material change in Purchaser's accounting principles, practices or methods;

       (f) any split, combination or reclassification of any of Purchaser's capital stock, or the issuance or authorization of any issuance of any other securities in respect of, in lieu of or in substitution for, shares of Purchaser's capital stock; or

       (g) any agreement (whether or not in writing), arrangement or understanding to do any of the foregoing.

12.14 Purchaser has duly and timely filed all federal, state and local income, franchise, excise, real and personal property and other tax returns and reports, including extensions, required to have been filed by Purchaser on or prior to the Effective Date. Purchaser has duly and timely paid all taxes and other governmental charges, and all interest and penalties with respect thereto, required to be paid by Purchaser (whether by way of withholding or otherwise) to any federal, state, local or other taxing authority (except to the extent the same are being contested in good faith, and adequate reserves therefor have been provided in the applicable Purchaser Financial Statement). As of the Effective Date, all deficiencies proposed as a result of any audits have been paid or settled.

12.15 No statement of fact by Purchaser contained herein and no written statement of fact furnished or to be furnished by Purchaser to Sellers in connection herewith contains or will contain any untrue statement of a material fact or omits or will omit to state a material fact necessary in order to make the statements herein or therein contained not misleading.

                   Purchase Agreement "LAVA GmbH"           page 33

13 REPRESENTATIONS AND WARRANTIES OF SELLERS WITH RESPECT TO THE ACQUISITION CONSIDERATION

13.1  Each Seller represents that he

      (a) is a German national and not a "U.S. person" as such term is defined in the Securities Act;

      (b) has been offered and is acquiring the IXL Stock outside the United States and solely for his own account and benefit for investment and not with a view to, or for sale in connection with, any distribution hereof and

      (c) will not, directly or indirectly, offer, transfer, sell, pledge, hypothecate or otherwise dispose of any IXL Stock (or solicit any offers to buy, purchase or otherwise acquire or take a pledge of any such shares) in the United States or to or for the benefit or account of any U.S. person, or otherwise, or conduct any hedging transaction involving IXL Stock, except in compliance with the Securities Act and Regulation S or the other rules and regulations thereunder, other applicable laws, rules and regulations, and the Second Amended and Restated Stockholders' Agreement of Purchaser, dated December 17, 1997 (the "STOCKHOLDERS' AGREEMENT").

          It is understood and agreed by the parties hereto that IXL is required to refuse to register any transfer of IXL Stock not made in accordance with the provisions of said Regulation 5, or pursuant to registration under the Securities Act or to an exemption therefrom.

13.2  Each Seller acknowledges that

      (a) the IXL Stock received by him hereunder has not been registered under the Securities Act;

      (b) the IXL Stock may be required to be held indefinitely, and he must continue to bear the economic risk of the investment in such shares unless such shares are subsequently registered under the Securities

                    Purchase Agreement "LAVA GmbH"           page 34

          Act or Regulation S or another exemption from such registration is available;

      (c) there may not be any public market for the IXL Stock in the foreseeable future;

      (d) Rule 144 promulgated under the Securities Act is not presently available with respect to sales of any securities of the Purchaser, and such Rule is not anticipated to be available in the foreseeable future;

      (e) when and if the IXL Stock may be disposed of without registration in reliance upon Rule 144, such disposition can be made only in limited amounts and in accordance with the terms and conditions of such Rule;

      (f) if the exemption afforded by Rule 144 is not available, public sale without registration will require the availability of an exemption under the Securities Act;

      (g) the IXL Stock is subject to the terms and conditions of the Stockholders' Agreement;

      (h) restrictive legends shall be placed on the certificates representing IXL Stock; and

      (i) a notation shall be made in the appropriate records of the Purchaser indicating that IXL Stock is subject to restrictions on transfer and, if the Purchaser should in the future engage the services of a stock transfer agent, appropriate stop-transfer instructions will be issued to such transfer agent with respect to the IXL Stock.

13.3  Each Seller represents and warrants that

      (a) his financial situation is such that he can afford to bear the economic risk of holding the IXL Stock acquired by him hereunder for an indefinite period;

      (b) he can afford to suffer the complete loss of such IXL Stock;

                    Purchase Agreement "LAVA GmbH"           page 35

      (c) he has been granted the opportunity to ask questions of, and receive answers from, representatives of the Purchaser concerning the terms and conditions of the IXL Stock and to obtain any additional information that he deems necessary;

      (d) his knowledge and experience in financial business matters is such that he is capable of evaluating the merits and risk of ownership of the IXL Stock;

      (e) he has carefully reviewed the terms of the Stockholders' Agreement and has evaluated the restrictions and obligations contained therein; and

      (f) he (i) has reviewed the Private Placement Memorandum of the Purchaser dated July 16, 1998, as amended (the "MEMORANDUM"), (ii) has carefully examined the Memorandum and has had an opportunity to ask questions of, and receive answers from, representatives of the Purchaser, and to obtain additional information concerning the Purchaser, and (iii) does not require additional information regarding the Purchaser in connection with the transactions contemplated hereby.


                                   ARTICLE V
                                   ---------

                                INDEMNIFICATION

14    INDEMNIFICATION BY THE SELLERS, PAYMENT

14.1 The Sellers, jointly and severally, shall indemnify and hold the Purchaser and/or, at the discretion of Purchaser, LAVA harmless from and against, and agree to defend promptly the Purchaser and/or, at the discretion of Purchaser, LAVA from and reimburse the Purchaser and/or, at the discretion of Purchaser, LAVA, for, any and all losses, damages, costs, expenses,

                    Purchase Agreement "LAVA GmbH"           page 36

      liabilities, obligations and claims of any kind (including reasonable attorneys' fees according to domestic standards and other legal costs and expenses) that the Purchaser and/or LAVA may at any time suffer or incur, or become subject to (collectively, the "PURCHASER LOSS") [Schadensersatz gema(3 (S)(S) 249 ff BGB], as a result of or in connection with:

      (a) any breach or any inaccuracy of any of the representations and warranties [sollte em garantierter oder gewahrleisteter Umstand nicht, nicht im angegebenen Umfang oder zu dem vorausgesetzten Zeitpunkt vorilegen] made by the Sellers in or pursuant hereto, or in any instrument, certificate or affidavit delivered by any of the same in accordance with the provisions hereof;

      (b) any failure by the Sellers to carry out, perform, satisfy and discharge any of their respective covenants, agreements, undertakings, liabilities or obligations hereunder or under any of the documents and materials delivered by the Sellers pursuant hereto; and

      (c) any suit, action or other proceeding arising out of, or in any way related to, any of the matters referred to in this Section 14.1.

      Any Purchaser Loss shall be indemnified with respect to the amount due in cash in DM, except such Purchaser Loss incurred as a result of or in connection with any of the circumstances described in par. a), b) and c) above arising with respect to the Shares, in which case the Sellers shall pay the indemnification due in cash in U.S. Dollars.

14.2 Notwithstanding the above, none of the Sellers shall incur a liability under Section 14.1 (a) above (i) unless the aggregate of all but such Purchaser Losses deriving from a representation given in Section 11.12 and 11.26, respectively, for which the Sellers would be liable but for this Section exceeds, on a cumulative basis, an amount equal to 140,000 DM and then only to the extent of such excess, (ii) for amounts in excess of an amount equal to the Base Consideration I and II in the aggregate, and
      (iii) unless the Purchaser has asserted a claim with respect to the matters set forth in Sections 14.1 (a), or 14.1 (c) (to the extent applicable to Sections 14.1 (a)),

                    Purchase Agreement "LAVA GmbH"           page 37

      within two years of the Effective Date, except with respect to the matters arising under Section 11.26 hereof, in which event the Purchaser must have asserted a claim within six (6) month after such assessments had come into force both formally and substantively. Notwithstanding any implication to the contrary contained herein, the parties acknowledge and agree that a decrease in the value of IXL Stock would not, by itself, constitute a Purchaser Loss, unless and to the extent a decrease in the value of IXL Stock has been demonstrated to be as a result of any event described in
      Section 14.1 above.

14.3 Those Sellers called to indemnify the Purchaser may, at the discretion of each Seller so called, pay all or part of any amount due under Section 14 hereof by delivery to the Purchaser of shares of IXL Stock having a value equal to the amount due (to the extent that the shares to be delivered have been received by the Seller originally as Base Consideration I and II according to Sections 6 and 7 hereof or as Additional Consideration according to Section 8 hereof following release to the Seller from Escrow). For the purpose of this provision, the value of IXL Stock shall be deemed to be $10 per share.

15    INDEMNIFICATION BY THE PURCHASER, PAYMENT

15.1 The Purchaser shall indemnify and hold each of the Sellers harmless from and against, and agree promptly to defend each of the Sellers from and reimburse each of the Sellers for, any and all losses, damages, costs, expenses, liabilities, obligations and claims of any kind (including reasonable attorney fees according to domestic standards and other legal costs and expenses) (collectively, the "SELLERS LOSS") that any of the Sellers may at any time suffer or incur, or become subject to, as a result of or in connection with:

      (a) any breach or any inaccuracy of any of the representations and warranties made by the Purchaser in or pursuant hereto, or in any in-

                      Purchase Agreement "LAVA GmbH"         page 38

          strument, certificate or affidavit delivered by the Purchaser at the Effective Date in accordance with the provisions hereof;

      (b) any failure by the Purchaser to carry out, perform, satisfy and discharge any of its respective covenants, agreements, undertakings, liabilities or obligations hereunder or under any of the documents and materials delivered by the Purchaser pursuant hereto; and

      (c) any suit, action or other proceeding arising out of, or in any way related to, any of the matters referred to in this Section 15.1.

      Any Sellers Loss shall be indemnified with respect to the amount due in cash in U.S. Dollars.

15.2 Notwithstanding any other provision hereof to the contrary, the Purchaser shall not incur a liability under Section 15.1 (a) above (i) unless the aggregate of all Sellers Losses for which Purchaser would be liable but for this sentence exceeds, on a cumulative basis, an amount equal to 140,000 DM, and then only to the extent of such excess, (ii) for amounts in excess of an amount equal to the Base Consideration 1 and II in the aggregate, and (iii) unless the Sellers have asserted a claim with respect to the matters set forth in Section 15.1 (a), or 15.1 (c) (to the extent applicable to Section 15.1(a)), within two years of the Effective Date. Notwithstanding any implication to the contrary contained herein, the parties acknowledge and agree that a decrease in the value of IXL Stock would not, by itself, constitute a Sellers Loss, unless and to the extent a decrease in the value of IXL Stock has been demonstrated to be as a result of any event described in Section 15.1 above.

15.3 The Purchaser called to indemnify the Sellers may, at its sole discretion, pay all or part of any amount due under Section 15 hereof by delivery of shares of IXL Stock having a value equal to the amount due (to the extent that the Purchaser owns sufficient shares of IXL Stock). For the purpose of this provision, the value of IXL Stock shall be deemed to be $ 10 per share.

                   Purchase Agreement "LAVA GmbH"           page 39

16    NOTIFICATION OF CLAIMS; ELECTION TO DEFEND

16.1 A party entitled to be indemnified pursuant to Section 14 or 15 hereof as the case may be (the "INDEMNIFIED PARTY"), shall notify the party liable for such indemnification (the "INDEMNIFYING PARTY") in writing of any claim or demand (a "CLAIM") that the Indemnified Party has determined, has given or could give rise to a right of indemnification hereunder. Subject to the Indemnifying Party's right to defend in good faith third party claims as hereinafter provided, the Indemnifying Party shall satisfy its obligations under this Article V within 30 days after the receipt of written notice thereof from the Indemnified Party. Any amounts paid thereafter shall include interest thereon for the period commencing at the end of such 30-day period and ending on the actual date of payment, at a rate of 10% per annum.

16.2 If the Indemnified Party shall notify the Indemnifying Party of any Claim pursuant to Section 16.1 hereof and if such Claim relates to a Claim asserted by a third party against the Indemnified Party that the Indemnifying Party acknowledges is a Claim for which it must indemnify or hold harmless the Indemnified Party under Section 14 or 15 hereof as the case may be, the Indemnifying Party shall have the right, at its sole cost and expense, to employ counsel of its own choosing to defend any such Claim asserted against the Indemnified Party. Notwithstanding anything to the contrary in the preceding sentence, if the Indemnified Party (i) reasonably believes that its interests with respect to a Claim (or any material portion thereof) are in conflict with the interests of the Indemnifying Party with respect to such Claim (or portion thereof), and
      (ii) promptly notifies the Indemnifying Party, in writing, of the nature of such conflict, then the Indemnified Party shall be entitled to choose, at the sole cost and expense of the Indemnifying Party, independent counsel to defend such Claim (or the conflicting portion thereof). The Indemnified Party shall have the right to participate in the defense of any Claim at its own expense (except to the extent provided in the preceding sentence), but the Indemnifying Party shall retain control over such litigation (except as provided in the preceding sentence). The Indemnifying Party shall notify the Indemnified Party in writing, as promptly as possible

                    Purchase Agreement "LAVA GmbH"           page 40

      (but in any case before the due date for the answer or response to a Claim) after receipt of the notice of Claim given by the Indemnified Party to the Indemnifying Party under Section 16.1 hereof of its election to defend in good faith any such third party Claim. For so long as the Indemnifying Party is defending in good faith any such Claim asserted by a third party against the Indemnified Party, the Indemnified Party shall not settle or compromise such Claim without the prior written consent of the Indemnifying Party. The Indemnified Party shall cooperate with the Indemnifying Party in connection with any such defense and shall make available to the Indemnifying Party or its agents all records and other materials in the Indemnified Parties possession reasonably required by it for its use in contesting any third party Claim; provided, however, that the Indemnifying Party shall have agreed, in writing, to keep such records and other materials confidential except (i) to the extent required for defense of the relevant Claim, or (ii) as required by law or court order. Whether or not the Indemnifying Party elects to defend any such Claim, the Indemnified Party shall have no obligations to do so. Within 30 days after a final determination (including a settlement) has been reached with respect to any Claim contested pursuant to this Section 16.2, the Indemnifying Party shall satisfy its obligations hereunder with respect thereto. Any amount paid thereafter shall include interest thereon for the period commencing at the end of such 30-day period and ending on the actual date of payment, at a rate of 10% per annum.


                                   ARTICLE VI
                                   ----------

                             ADDITIONAL AGREEMENTS



17    RIGHT OF FIRST REFUSAL

17.1 It prior to the end of the 15-month escrow period as described in Section 4 hereof, the Purchaser receives a written offer from a third party

                    Purchase Agreement "LAVA GmbH"           page 41

      to purchase the Shares, then the Purchaser will furnish the Sellers notice thereof (including, subject to any non-disclosure obligations that the Purchaser may have to such third party, the name of such third party, the prospective purchase price and all other material terms and conditions contained in such third party offer), providing them a right of first negotiation. The Purchaser may accept such third party offer unless (i) within 15 business days of such notice, it has received a written offer from the Sellers which matches each term of such third party offer; and
      (ii) in accordance with the terms of that matching offer, the transaction with the Sellers actually closes within 30 days thereafter. This right of Sellers shall not apply to any transfer of the Shares to an affiliate or subsidiary of the Purchaser.


18    NOTIFICATION OF TRANSFER OF SHARES

18.1 The notary public is hereby instructed by the parties to notify the sale and purchase of the Shares to LAVA pursuant to Section 16 of the German GmbH Act.

18.2 Prior to the above notification, the Sellers shall not, directly or indirectly, adopt any shareholder resolutions in LAVA or make any such resolutions, actions or the like, in particular but not limited to shall they not

      (a) resolve on the payment of, or pay, any dividend on, or make any other distribution in respect of, any of the Shares, or split, combine, redeem or reclassify any of the Shares, or issue or authorize the issuance of any other securities in respect of in lieu of or in substitution for, the Shares;

      (b) issue, deliver, sell, pledge or otherwise encumber any of the Shares, any other voting security issued by LAVA or any security convertible into, or any right, warrant or option to acquire any such share or voting security;

                      Purchase Agreement "LAVA GmbH"        page 42



      (c) amend the Articles of Incorporation of LAVA or any other comparable organizational document;

      (d) subject to a Lien or sell, lease or otherwise dispose of any of its properties or assets;

      (e) incur any indebtedness for borrowed money or guarantee any such indebtedness of another Person or issue or sell any debt security of LAVA or guarantee any debt security of another Person, make any loan, advance or capital contribution to, or investment in, any other Person, or settle or compromise any material claim or litigation; or

      (f) authorize any ot or commit or agree to take any ot the foregoing actions.


19    SUPPLEMENTARY CONTRACTS, ANCILLARY DOCUMENTATION

19.1 Following the consummation of this Purchase Agreement each Seller hereby agrees to enter into an employment contract with LAVA according to the terms set out in the master employment contract attached in SCHEDULE 33 hereto.

19.2 At the date of signing of this Purchase Agreement the parties shall sign and deliver the following documents which are to be attached hereto as
      SCHEDULE 34, and only subject to that delivery the obligation of the Purchaser under the terms of this Purchase Agreement shall be effective:

      a)  Purchaser's Closing Certificate;

      b)  Agreement to be Bound by Registration Rights Agreement;

      c)  Agreement to Bound to Stockholders' Agreement;

      d)  Escrow Agreement (attached as SCHEDULE 4 hereto);

                      Purchase Agreement "LAVA GmbH"        page 43



20    PERSONAL GUARANTEES OF LAVA OVERDRAFT FACILITIES

20.1 The Purchaser will, promptly after the Effective Date, use its best efforts to attempt to eliminate any personal guaranty made by the Sellers for the obligations of LAVA under the terms of overdraft facilities furnished by the Vereins- und Westbank AG of Hamburg and, subject to the Purchaser's other obligations (including under its senior debt), to substitute itself as guarantor of such obligations or, in the Purchaser's discretion, to terminate or limit such overdraft facilities. The Purchaser will indemnify and hold the Sellers harmless against liability resulting solely from the Purchaser's failure to pay such obligations when due and payable under the terms thereof.


21    CONSENT

21.1 The Board of Directors of Purchaser has approved this Purchase Agreement, upon the terms and subject to the conditions set forth herein.

21.2 The Sellers, hereby acting in their capacity of being the sole shareholders in LAVA, adopt a shareholder resolution and unanimously declare their respective consent to this Purchase Agreement, as required by law and by Section 5 of LAVA's Articles of Incorporation.

21.3 The Sellers hereby waive all and any preemption rights or other rights which they have in respect of the Shares and in accordance with Section 16 of LAVA's Articles of Incorporation.


22    NOTICES

22.1 All notices or other communications under this Purchase Agreement shall be in writing and shall be given (and shall be deemed to have been duly given upon receipt) by delivery in person, by telecopy (with confirmation of receipt), by courier service, or by registered or certified mail, postage pre-

                      Purchase Agreement "LAVA GmbH"        page 44



      paid, return receipt requested, at the address specified on the first and second page of this notarial deed or to such other address as any party may have furnished to the other parties in writing in accordance with this Section.


23    GOVERN1NG LAW, LANGUAGE, PLACE OF JURISD1CTION

23.1 This Purchase Agreement and all documents supplemental thereto are governed in all respects by and are to be construed in accordance with the laws of the Federal Republic of Germany, except for the provisions in this Purchase Agreement covering the Acquisition Consideration (other than Purchaser's warranties and representations in this regard), including, but not limited to, the Escrow Agreement and the Agreements to be Bound to Stockholder's and Registration Rights Agreements, which shall be governed in all respects by and are to be construed in accordance with the laws of the State of Georgia, USA (without giving effect to the provisions thereof relating to conflicts of law).

23.2 The English language text of this Purchase Agreement is definitive, provided, however, that German wording or a legal term which is incorporated in parentheticals in the terms of this Purchase Agreement shall be for the avoidance of doubt regarded as a definition of any English language or term to which the German wording or legal term is adhered to and such German wording or legal term shall prevail the English language or term in order to determine the applicable German legal principles and rules.

23.3 The place of delivery of all obligations under this Purchase Agreement shall be Hamburg with regard to the Sellers, and Atlanta, Georgia, USA with regard to the Purchaser. The place of jurisdiction shall be at the discretion of the appealing party; however, the Sellers may only be sued at the court in Hamburg or the place of residence of either Seller, respectively.

                      Purchase Agreement "LAVA GmbH"        page 45



24    ANNOUNCEMENTS

24.1 The parties agree that, except as may otherwise be required to comply with applicable laws and regulations (including applicable securities laws) or to obtain consents required hereunder, public disclosure of the transactions contemplated hereby or any announcement to a third party shall be made only upon or after the consummation of this Purchase Agreement. Any such disclosure or announcement shall be coordinated by Purchaser, and none of the Sellers or LAVA shall make any such disclosure or announcement without the prior written consent of Purchaser.


25    FEES AND EXPENSES

25.1 All costs and expenses incurred in connection with this Purchase Agreement and the transaction contemplated hereby shall be paid by Purchaser, except as otherwise expressly set forth in this Purchase Agreement or in the Schedules attached hereto; provided, however, that the Sellers shall pay all fees and expenses (including agents, counsel and other advisors) of themselves or LAVA.


26    HEADINGS

26.1 The descriptive headings herein are inserted for convenience of reference only and are not intended to be part of or to affect the meaning or interpretation hereof.


27    ENTIRE AGREEMENT

27.1 This Purchase Agreement and the documents, Schedules and instruments referred to herein and to be delivered pursuant hereto constitute the entire agreement between the parties pertaining to the subject matter hereto, and

                     Purchase Agreement "LAVA GmbH"         page 46



      supersede all other prior agreements and understandings, both written and oral, among the parties, or any of them, with respect to the subject matter hereof, except for the non-disclosure letter agreement between Purchaser and Sellers dated as of June 2 and June 10, 1998, as amended by agreement dated June 26, 1998. There are no other representations or warranties, whether written or oral, between the parties in connection with the subject matter hereof, except as expressly set forth herein.

28.   SEVERABILITY

28.1. If any term or other provision hereof is invalid, illegal or incapable of being enforced by any rule of law or public policy, all other conditions and provisions hereof shall nevertheless remain in full force and effect so long as the economics or legal substance of the transactions contemplated hereby are not affected in any manner materially adverse to any party. Upon determination that any term or other provision hereof is invalid, illegal or incapable of being enforced, the invalid, illegal or incapable term or other provision is substituted by such valid, legal or capable term or other provision so as to effect the original intent of the parties as closely as possible to the fullest extent permitted by applicable law in an acceptable manner to the end that the transactions contemplated hereby are fulfilled to the extent possible.

28.2. The provisions in Section 28.1. shall apply accordingly should this Purchase Agreement contain any lacuna. In order to fill the lacuna any such legal or capable term or other provision shall apply that comes nearest to what the parties have agreed upon or would have agreed upon had they considered this fact.

                     Purchase Agreement "LAVA GmbH"         page 47



The document No. 1985/1998P of the acting Notary Public, the original of which was available upon recording of this deed is referred to. Its contents, which are known to the deponents, are made a part of th present deed. The deponents waived their right to have the reference-document read out or to have it made an attachment to the present deed.



THIS NOTARIAL DEED was read out in the presence of the notary public to the persons present, the contents of which was approved by them, and then signed by them and the notary public, each in his own hand.



  gez. J. Bley                            gez. Ottenbreit
-----------------------                 ---------------------------
Jens Bley                               Manfred Ottenbreit





  gez. Stephan Balzer                     gez. Matthias Oelmann
-----------------------                 ---------------------------
Stephan Balzer                          Matthias Oelmann


  gez. Detlef Ruskamp
-----------------------
Detlef Ruskamp
on behalf of
IXL Holdings, Inc.




                                        (L.S. not.) Dr. Priester
                                        ---------------------------
                                        notary public

GEORGIA SUPERIOR COURT
CLERKS' COOPERATIVE AUTHORITY
Notary Division
1875 Century Boulevard, Suite 100
Atlanta, Georgia 30345



                                   APOSTILLE
                   (Convention de La Haye de 5 Octobre 1961)



1.  Country: United States of America
     This public document

2.  has been signed by ALISON CERUL

3.  acting in the capacity of NOTARY PUBLIC, STATE OF GEORGIA

4.  bears the seal/stamp of   ALISON CERUL
                              NOTARY PUBLIC
                              DEKALB COUNTY, GEORGIA


                                   CERTIFIED


5.  at    ATLANTA, GEORGIA

6.  the   30TH DAY OF JUNE, 1998

7.  by    GEORGIA SUPERIOR COURT CLERKS' COOPERATIVE AUTHORITY

8.  No.   1-002310

9.  Seal/Stamp:                         10.   SIGNATURE:

[SEAL/STAMP APPEARS HERE]



                                                           /s/ David R. Williams
                                                            DAVID R. WILLIAMS
                                                           EXECUTIVE DIRECTOR



                                 NOTARY PUBLIC
                                (404) 327-6023

           VOLLMACHT                               POWER OF ATTORNEY

Herrn Rechtsanwalt Detlef Ruskamp       Detlef Ruskamp Esq. and Stephan Schmidt
und Herrn Rechtsanwalt Stephan          Esq. (hereinafter THE PROXIES) with
Schmidt (im folgenden: DIE              their resprective business addresses at
BEVOLLMACHTIGTEN), beide                60325 Frankfurt am Main, Schumannstr. 34
geschaftsansassig in 60325              b (from Juli 1st, 1998: 60486 Frankfurt
Frankfurt am Main, Schumannstr.         am Main, Hamburger Allee 1) are hereby
34 b (ab 1. Juli 1998: 60486            each granted power of attorney by IXL
Frankfurt am Main, Hamburger Allee      Holdings, Inc., Two Park Place, 1822
1) wird hiermit jedem einzeln von       Emery St., 2/nd/ Floor, Atlanta, GA
der IXL Holdings, Inc., Two Park        30318 USA (hereinafter IXL) to represent
Place, 1822 Emery St., 2/nd/ Floor,     IXL in connection with the conclusion
Atlanta, GA 30318 USA (im folgenden:    and implementation of all necessary and
IXL) Vollmacht erteilt, IXL beim        appropriate agreements to be carried out
AbschluB und bei der Durchfuhrung       with regard to the intention of IXL to
aller erforderlichen und                acquire either by itself or by a German
zweckdienlichen Vereinbarungen, die     subsidiary of IXL, the entire shares in
im Hinblick auf den beabsichtigten      LAVA Gesellschaft fur Digitale Medien
Erwerb aller Geschaftsanteile durch     mbH at Hamburg, registered in the
sie selbst oder durch eine deutsche     Commercial Register at Hamburg
Tochtergesellschaft von IXL an der      (hereinafter LAVA).
LAVA Gesellschaft fur Digitale
Medien mbH in Hamburg, eingetragen
im Handelsregister Hamburg (im          This Power of Attorney refers in
folgenden: LAVA), getroffen             particular but not exclusively to the
werden, zu vertreten.                   following legal acts and actions, which
                                        are directly or indirectly connected
Die Vollmacht bezieht sich              with the intended investment described
insbesondere, aber nicht                above:
ausschlieBlich, auf folgende
unmittelbar oder mittelbar mit dem
genannten Vorhaben

LAVA/IXL Power of Attorney for German incorporation (MS10405.DOC;1) vom 22. Juni
1998                                                   Seite 2

verbundenen Rechtsgeschafte
und Handlungen:                         1.  to set up a German subsidiary of
                                            IXL by way of either incorporating
1.  Errichtung einer deutschen              a Gesellschaft mit beschrankter
    Tochtergesellschaft von IXL im          Haftung (GmbH) or acquiring the
    Wege der Grundung einer                 entire shares in an off-the-shelf
    Gesellschaft mit beschrThkter           GmbH and to carry out all legal
    Haftung oder durch Erwerb aller         acts, perform any action and make
    Geschaftsanteile an einer               any declaration related hereto,
    vorgegrundeten Mantel-GmbH              in particular but not exclusively
    einschlieBlich aller hiermit            to appoint and dismiss the
    verbundenen Rechtsgeschafte,            managing board, "Prokuristen" and
    Handlungen und Erklarungen,             holders of a commercial power of
    insbesondere die Bestellung und         attorney of the company, to
    Abberufung von Geschaftsfuhrern,        conclude or alter the Articles of
    Prokuristen und                         Incorporation and to exercise all
    Handlungsbevollmachtigten der           shareholders' rights in
    Gesellschaft, den AbschluB sowie        shareholders' meetings of such
    die Anderungen des                      company;
    Gesellschaftsvertrages und die
    Ausubung samtlicher
    Gesellschafterrechte in             2.  to conclude any contract
    Gesellschafterversammlung en            appropriate on the occasion of
    dieser Gesellschaft;                    the purchase by IXL or its
                                            subsidiary of the shares in LAVA,
2.  AbschluB von Vertragen anlaBlich        in particular but not exclusively
    der Beteiligung von IXL oder ihrer      to conclude a notarial deed on the
    Tochtergesellschaft an LAVA,            purchase of the entire
    insbesondere, jedoch nicht              shareholding in LAVA;
    ausschlieBlich den AbschluB eines

                                        3.  to conclude all contracts

LAVA/IXL Power of Attorney for German incorporation (MS10405.DOC;1) vom 22. Juni
1998                                                      Seite 3


    notariellen Kaufvertrages Ober          and legal transactions to
    samtliche Geschaftsanteile an           consummate the above-mentioned
    LAVA;                                   acquisition of LAVA;

3.  AbschluB von Vertragen und          4.  to exercise all shareholders'
    Rechtsgeschaften zur                    rights in shareholders'
    Ausfuhrung des genannten Erwerbs        meetings of LAVA, in particular
    der Geschaftsanteile an LAVA;           but not exclusively

4.  Ausubung samtlicher
    Gesellschafterrechte in                 -  to adopt any shareholder
    Gesellschafterversammlung                  resolution and make any
    en von LAVA, insbesondere aber             declaration to amend or
    nicht abschlieBend im Hinblick             alter the Articles of
    auf                                        Incorporation of LAVA;

    -  die Fassung samtlicher
       Beschlusse und die Abgabe            -  to appoint and dismiss the
       samtlicher Erklarungen zur              managing board, "Prokuristen"
       Anderung oder ErgThzung der             and holders of a commercial
       Satzung von LAVA;                       power of attorney of LAVA;

                                            -  to adopt any shareholder
    -  die Bestellung und                      resolution and make any
       Abberufung von                          declaration in connection
       Geschaftsfuhrern,                       with a merger or change of
       Prokuristen und                         the legal form of LAVA.
       Handlungsbevollmachtigt en
       von LAVA;

    -  die Fassung samtlicher           This Power of Attorney includes
       Beschlusse und die Abgabe        the power to conclude all
       samtlicher Erklarungen           agreements and to adopt all
       anlaBlich einer                  shareholder resolutions which
       Verschmelzung oder eines

LAVA/IXL Power of Attorney for German incorporation (MS10405.DOC;1) vom 22. Juni
1998                                                   Seite 4


Rechtsformwechsels von LAVA.            are necessary or in the proxies'
                                        opinion appropriate in this context
                                        and to give consent to all
Die Bevollmachtigten sind               alterations of these agreements or
ermachtigt, alle in diesem              shareholder resolutions, as well as
Zusammenhang erforderlichen             the power to make and receive any
oder nach ihrer Auffassung              declaration and to take any action
sachdienlichen Vertrage                 which are necessary or in the proxies'
abzuschlieBen oder Beschlusse           opinion appropriate in this context
zu fassen und samtlichen                for the transaction contemplated
Anderungen solcher Vertrage             hereby.
oder Beschlusse zuzustimmen
sowie alle Erklarungen                  The Power of Attorney shall be broadly
abzugeben und zu empfangen              construed in order to serve its
und Handlungen vorzunehmen,             purpose.
die in diesem Zusammenhang
erforderlich oder dem                   This Power of Attorney shall be subject
Bevollmachtigten sachdienlich           subject to and construed in accordance
erscheinen, um die hier                 with the laws of the Federal Republic
beschriebenen Geschafte                 of Germany. Only the German version of
durchzufOhren.                          the Power of Attorney is authoritative.

Die Vollmacht soll umfassend            The proxies are each authorised to
ausgelegt werden, um den                enter into legal transactions in the
Zweck ihrer Erteilung zu                name of IXL with themselves in their
verwirklichen.                          own name or as the representatives
                                        of a third party. They are authorised
Die Auslegung und der Bestand           to delegate the powers under this
dieser Vollmacht richten sich           Power of Attorney to the same extent
nach dem Recht der                      and to authorise the sub-proxies to
Bundesrepublik Deutschland.             enter into legal transactions in the
MaBgeblich ist die deutsche             name of IXL with themselves in their
Fassung dieser Vollmacht.               own name or as the

Die Bevollmachtigten sind jeder
einzeln ermachtigt, im Namen
von IXL mit sich im eigenen

LAVMXL Power of Attorney for German incorporation (MS10405.DOC;1) vom 26. Juni
1998                                                   Seite 5


Namen oder als Vertreter eines          representatives of a third party.
Dritten Rechtsgeschafte
abzuschlieBen. Sie sind
bevollmachtigt, Untervollmacht
zu erteilen und
Unterbevollmachtigten zu
gestatten, im Namen des IXL mit
sich im eigenen Namen oder als
Vertreter eines Dritten
Rechtsgeschafte abzuschlieBen.




                        Atlanta, GA, USA, June 26, 1998

                              IXL Holdings, Inc.

                        /s/ U. Bertram Ellis, Jr.
                        -----------------------------------
                        By: U. Bertram Ellis, Jr., Chairman



                         Signed, sealed and delivered

                         this 30/th/ day of June, 1998

                              in the presence of:

                           /s/ Robert A Portnoy
                           -------------------------
                              Unofficial Witness


                           /s/ Alison Cerul
                           -------------------------
                                 Notary Public


                            My Commission expires:

                             [STAMP APPEARS HERE]

                                 [Notary Seal]

This - s i x t h - official counterpart, which is a complete copy of the original, is destined for the Buyer



Hamburg, this 09th day of September
1998 (nineteennintyeight)



                                    [SEAL]